SCHEDULE A

Effective November 1, 2014

Columbia Funds Series Trust I

Active Portfolios Multi-Manager Alternative Strategies Fund

Active Portfolios Multi-Manager Core Plus Bond Fund

Active Portfolios Multi-Manager Growth Fund

Active Portfolios Multi-Manager Small Cap Equity Fund

Columbia Adaptive Risk Allocation Fund

Columbia AMT-Free Connecticut Intermediate Muni Bond Fund

Columbia AMT-Free Intermediate Muni Bond Fund

Columbia AMT-Free Massachusetts Intermediate Muni Bond Fund

Columbia AMT-Free New York Intermediate Muni Bond Fund

Columbia AMT-Free Oregon Intermediate Muni Bond Fund

CMG Ultra Short Term Bond Fund

Columbia Balanced Fund

Columbia Bond Fund

Columbia California Tax-Exempt Fund

Columbia Contrarian Core Fund

Columbia Corporate Income Fund

Columbia Diversified Real Return Fund

Columbia Dividend Income Fund

Columbia Emerging Markets Fund

Columbia Global Dividend Opportunity Fund

Columbia Global Energy and Natural Resources Fund

Columbia Global Technology Growth Fund

Columbia Global Inflation-Linked Bond Plus Fund

Columbia Greater China Fund

Columbia High Yield Municipal Fund

Columbia Intermediate Bond Fund

Columbia International Bond Fund

Columbia Large Cap Growth Fund

Columbia Mid Cap Growth Fund

Columbia New York Tax-Exempt Fund

Columbia Pacific/Asia Fund

Columbia Real Estate Equity Fund

Columbia Select Large Cap Growth Fund

Columbia Small Cap Core Fund

Columbia Small Cap Growth Fund I

Columbia Small Cap Value Fund I

Columbia Strategic Income Fund

Columbia Tax-Exempt Fund

Columbia U.S. Treasury Index Fund

Columbia Value and Restructuring Fund

SCHEDULE B

Effective November 1, 2014

Payments under the Agreement are payable to CMISC monthly.

Transfer agency costs are calculated separately for each of (i) Class Y shares, (ii) Class K and R5 shares, and (iii) all other classes of shares (except Class I, which pay no transfer agency fees).

Each Fund shall pay to CMISC for the services to be provided by CMISC under the Agreement an amount equal to the sum of the following:

(a)	i) Base transfer agency fee paid monthly of:

1. an annual fee of $34.25 per account for accounts established directly with the Fund (direct accounts)*;

2. an annual fee of $11.00 per account for accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system (network accounts)*;

3. an annual rate of 0.014% of the average daily value of accounts of intermediaries established with the Fund through CMISC that represents the combined holdings of, and transactions in, Fund shares of one or more clients of the intermediary (omnibus accounts)*;

*	excluding Class I share accounts

PLUS

ii) The Fund’s Allocated Share of CMISC Reimbursable Out-of-Pocket Expenses (allocated among the Fund’s classes (other than Class I shares) based on the number of open accounts); PLUS

iii) Sub-transfer agency fees (generally intended to offset amounts paid by CMISC to intermediaries for services they provide) EITHER

1. (for all classes other than Class I, K, R5 or Y) for each position held in an omnibus account (i) for which American Enterprise Investment Services, Inc. is the broker of record or with respect to which the beneficial shareholder is a customer of Ameriprise Financial Services, Inc., at the rate of $16 per annum, calculated monthly based on the total number of positions in such account at the end of such month; and (ii) for all other accounts, at an annual rate of 0.20% of the average aggregate value of the fund’s shares maintained in each such omnibus account; OR

2. (for Class K and Class R5 shares) at an annual rate of 0.05% of the average aggregate value of the fund’s shares maintained in omnibus accounts.

(b)	For Class K and Class R5 shares the maximum annual rate for the fees set forth in paragraphs (a)(i) – (a)(iii)(2) shall be 0.05%.

In addition, CMISC shall be entitled to retain as additional compensation for its services all CMISC revenues for fees for wire, telephone, and redemption orders, IRA trustee agent fees and account transcripts due CMISC from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement. All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Definitions

“Allocated Share” for any month means that percentage of CMISC Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described below under the heading “Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses.”

“CMISC Reimbursable Out-of-Pocket Expenses” means (i) networking account fees paid to dealer firms by CMISC on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system, subject to a maximum annual rate of 0.20% of the month end value of the Fund’s shares maintained in networked accounts of each dealer firm, and (ii) out-of-pocket expenses incurred on behalf of the Funds by CMISC for stationery, forms, postage and similar items and those expenses identified as “Out-of-Pocket Expenses” below.

“Out-of-Pocket Expenses” also include, but are not limited to, the following items:

*	Printing, storage and programming costs associated with, but not limited to envelopes, checks, confirmations and stationery

*	Postage bulk, pre-sort, ZIP+4, barcoding, first class

*	Telephone and telecommunication costs, including all lease, maintenance and line costs

*	Proxy solicitations, mailings and tabulations

*	Daily & Distributions advice mailings

*	Implementing, monitoring or processing any Stop Orders

*	Shipping, Certified and Overnight mail and insurance

*	Year-end forms and mailings

*	Duplicating services

*	Courier services

*	National Securities Clearing Corporation charges related to fund transactions

*	Record retention costs including but not limited to the storage, movement, destruction, retrieval and handling charges

*	Data processing and storage for anti-market timing omnibus monitoring

*	Creation and maintenance of on-line records including reports, shareholder and dealer statements, year-end forms, and regulatory mailings

*	Third party quality control assessments

*	Compliance items including, but not limited to, lost shareholder review, lost certificate filings and compliance programs

*	Electronic website linkages to third party account management applications

*	Regulatory mailings inclusive of costs related to electronic delivery of such documents.

*	At the request, or with the consent of the Trust, such other miscellaneous expenses reasonably incurred by CMISC in performing its duties and responsibilities under this Agreement.

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CMISC. In addition, the Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses

CMISC Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

A. Identifiable	Based on actual services performed and invoiced to a Fund.

B. Unidentifiable	Allocation will be based on three evenly weighted factors.

• number of shareholder accounts

• number of transactions

• average assets

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Schedule A and Schedule B to be duly executed as of November 1, 2014.

COLUMBIA FUNDS SERIES TRUST I,
on behalf of their respective series listed on Schedule A

By:	/s/ J. Kevin Connaughton

Name: J. Kevin Connaughton
Title: President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Lyn Kephart-Strong

Name: Lyn Kephart-Strong
Title: President